Bancorporation    P.O. Box 524             MERCANTILE
         Release   Inc               St. Louis MO  63166-0524       BANK









         For Immediate Release:  August 4, 1995

         Contact:  Patrick Strickler
                   (314) 425-3835
                   (314) 425-8335

         NYSE Symbol:   MTL
         In newspaper stock tables generally MercBc or MercBcpMO




                        MERCANTILE ANNOUNCES PLAN TO MERGE
                           WITH HAWKEYE BANCORPORATION


                   ST. LOUIS -- Mercantile Bancorporation Inc., the

         $15.3-billion asset St. Louis-based bank holding company, an-

         nounced today that it plans to expand its presence in Iowa through a merger with Hawkeye Bancorporation.


                   The merger would move Mercantile into a major posi-

         tion in deposit market share in Iowa, where Hawkeye currently has a market leadership position in most of the banking markets it serves.  None of those markets overlaps with existing Mer-

         cantile banks in Iowa.


                   Hawkeye, which operates 23 banks with 65 branches

         serving a total of 47 Iowa communities, had approximately $2-

         billion in assets as of June 30.  Mercantile, with a total of

         54 locally-managed banks in five Midwestern states, already has





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         established a presence in the Iowa markets of Waterloo and Dav-

         enport.


                   "This merger with Hawkeye dramatically moves Mercan-

         tile into a market leadership position in Iowa," said Thomas H.

         Jacobsen, Mercantile's Chairman and Chief Executive Officer.

         "It also reflects Mercantile's established expansion strategy of securing a significant presence in strong Midwestern mar-

         kets."


                   He added, "Hawkeye's network of community banks com-

         plements existing Mercantile markets in Iowa, and we believe the combination of our two organizations creates a very com-

         petitive banking organization to serve the customers of Iowa."


                   "We are extremely pleased to have found a partner in

         Mercantile who shares our own community-oriented banking phi-

         losophy," said Robert W. Murray, President and CEO of Hawkeye.

         "Mercantile's commitment to local bank management and decision making is a real fit with how we do business."


                   Murray added, "Everyone benefits from this merger.

         The capital strength and range of services provided by Mercan-

         tile will be a real asset in all the communities we serve.  We will be retaining the service and personal relationships that our customers, employees and shareholders value and expect of

         us."











                   Murray, who will have an ongoing management responsi-

         bility in the merged operations of Hawkeye and Mercantile, will be nominated to the Mercantile Bancorporation Board of Direc-

         tors as part of the merger agreement.  "The management struc-

         ture has not yet been fully determined," he said, "but I will continue in my management responsibilities within the new Mer-

         cantile banking organization here in Iowa."


                   The proposed transaction will be structured as a

         pooling of business interests.  Under the terms of the agree-

         ment, Hawkeye shareholders will receive 0.585 shares of Mercan-

         tile stock for each share of Hawkeye common stock.  The trans-

         action has an aggregate market value of approximately $351-

         million.


                   In connection with the merger agreement, Hawkeye also

         granted Mercantile an option to acquire a number of shares equal to 19.9 percent of the outstanding stock of Hawkeye, ex-

         ercisable under certain circumstances relating to the transac-

         tion.  In addition, Mercantile may repurchase up to 10 percent of the shares issued in the transaction.


                   The merger is subject to approval by Hawkeye share-

         holders and all appropriate regulatory agencies, a process that normally takes approximately six months to complete.  Conver-

         sion of products, services, and the identity of individual










         banks to Mercantile normally occurs within three to four months after the merger has been completed.


                   Mercantile Bancorporation had assets of $15.3-billion

         as of June 30, 1995, and owns 54 banks in Missouri, Iowa, Kan-

         sas, Illinois and Arkansas.  Mercantile's nonbank subsidiaries include companies providing brokerage services, asset-based lending, investment advisory services and credit life insur-

         ance.


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